Rule 424(b)(3)
                                                Registration No. 33-34555

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.



             SUPPLEMENT DATED JULY 1, 1997 TO THE PROSPECTUS DATED
   SEPTEMBER 28, 1995 FOR THE UNIVERSAL FOODS CORPORATION 1990 EMPLOYEE STOCK PLAN.

   General

             This Supplement contains certain updated information concerning the offering by the selling shareholders listed herein (the "Selling Shareholders") of shares of Common Stock (the "Common Stock") of Universal Foods Corporation (the "Company"), which shares are or may become issuable upon exercise of stock options or other awards previously granted by the Company to the Selling Shareholders under the Universal Foods Corporation 1990 Employee Stock Plan (the "Plan"). This Supplement does not contain complete information and should be read in conjunction with the Company's Prospectus dated September 28, 1995, describing the offering by the Selling Shareholders. Additional copies of the Prospectus may be obtained from the Company, 433 East Michigan Street, Milwaukee, Wisconsin 53202,
   Attention:  Secretary.

   Available Information

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New
   York 10048; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Electronic filings of such material made through the EDGAR System are publicly available through the Commission web site at http://www.sec.gov.

             The Common Stock is listed on the New York Stock Exchange. Reports and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Selling Shareholders

             The following table sets forth the names of the Selling Shareholders and certain information about them as of July 1, 1997, which information has been furnished to the Company by such Selling
   Shareholders. All of the Selling Shareholders, except Mr. Osborn, are executive officers of the Company and Messrs. Osborn and Manning are also directors of the Company.

                                                                Number of
                                                                 Shares
                                                                  to be
                              Number of        Number of      Beneficially
                                Shares          Shares         Owned Upon
                             Beneficially       Offered       Completion of
             Name              Owned(1)        Hereby(2)       Offering(3)

    Richard Carney               45,796         17,950             27,846
    Steven Cordier               15,656              0             15,656
    Thomas J. Degnan            146,255         49,750             96,505
    Richard F. Hobbs             96,777         24,450             72,327
    Kenneth P. Manning          246,859         85,900            160,959
    Ralph S. Martin              32,637         15,700             16,937
    Terrence M. O'Reilly         71,997         34,650             37,347
    Guy A. Osborn               499,260        150,750            348,510
    James F. Palo               125,126         54,250             70,876
    Kenneth G. Scheffel          83,475         27,500             55,975
    William Tesch                30,865          9,750             21,115
    Charles Tuchel               46,419          9,600             36,819
    Michael A. Wick             120,413         55,250             65,163

    _______________

    (1)  Includes shares issuable upon exercise of outstanding options.

    (2) Represents shares issued or issuable pursuant to options or other awards granted under the Plan as of July 1, 1997.

    (3) No Selling Shareholder would own 1% or more of the Company's Common Stock, except Mr. Osborn who would own approximately 1.9%.










                  The date of this Supplement is July 1, 1997.